Exhibit 5.1

Goodwin Procter llp The New York Times Building 620 Eighth Avenue New York, NY 10018 +1 212 813 8800

April 26, 2019

Avalon GloboCare Corp.

4400 Route 9 South

Suite 3100

Freehold, New Jersey 07728

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to the filing of a Registration Statement on Form S-3 (File No. 333-229118) (as amended or supplemented, the “Registration Statement”) filed on January 3, 2019 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Avalon GloboCare Corp., a Delaware corporation (the “Company”) of up to $50,000,000 of any combination of securities of the types specified therein. The Registration Statement became effective with the Commission on February 4, 2019. We are delivering this opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on April 26, 2019 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of (i) an aggregate of 1,714,288 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and (ii) warrants (the “Warrants,” and together with the Shares, the “Units”) to purchase an aggregate of 1,714,288 shares of Common Stock (the shares of Common Stock issuable upon the exercise of the Warrants, the “Warrant Shares”) covered by the Registration Statement. The Units are being sold to the several investors named in, and pursuant to, a securities purchase agreement among the Company and such investors (the “Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law and the law of New York.

Based on the foregoing, we are of the opinion that:

1.	the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable;

2.	the Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Purchase Agreement, will be valid and binding obligations of the Company; and

3.	assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP